Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2010 by and between FIRST BLUSH BRANDS, INC., a Delaware corporation (“First Blush”), and ROSE HILL GARDENS LLC, a California limited liability company (“RHG”).

RECITAL

WHEREAS, RHG has provided and continues to provide certain services to First Blush and its subsidiaries (collectively, the “Company”); and

WHEREAS, the RHG and First Blush wish to formalize their arrangement in writing on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

Section 1.          Services.  At the request of the Company from time to time during the term hereof, RHG shall provide to the Company the services listed in Schedule A hereto (collectively, the “Services”).  Schedule A may be changed from time to time during the term hereof to add or reduce Services as agreed to by the Company and RHG.  RHG shall provide the Services through its employees and/or agents, including Christopher Bagdasarian. RHG shall determine from time to time, which of its employees shall provide the Services.  RHG shall provide the Services in accordance with the terms of this Agreement, at a level of service substantially consistent with past practice in a commercially reasonable manner using the same degree of care that RHG uses in the operation of its own business.

Section 2.          Fees; Termination of Services.  The Company shall pay RHG a fee for the Services equal to ten thousand dollars ($10,000) per month.  At any time, First Blush may deliver written notice to RHG to reduce the scope of any Service or terminate all of the Services.  To the extent that the scope of the Services is increased or reduced or terminated, upon the mutual agreement of First Blush and RHG, the fee for the Services may be changed accordingly.

Section 3.          No Guaranty of Services.  The ability of RHG to provide Services as provided herein is dependent upon the continued employment of its employees and the needs of the Company under this Agreement.  RHG shall use its commercially reasonable efforts to retain the employment of persons necessary to provide the Services.

Section 4.          Payment.  Payment for the Services shall be made on a monthly basis, in arrears.  At the election of First Blush, payment for the Services may be made through an increase in the principal amount outstanding under that certain Promissory Note from First Blush, Inc. in favor of RHG dated December 31, 2008.

Section 5.          Disputes.

(a)       First Blush shall not withhold any payments to RHG under this Agreement (other than any required withholding for taxes) and such payments shall be made without any other set-off or deduction, notwithstanding any dispute that may be pending between them, whether under this Agreement or otherwise (any required adjustment being made on subsequent invoices).

(b)       If the Company shall dispute or shall in any way object to the manner in which any of the Services are provided or otherwise allege that the Services are not being provided in a timely manner and in accordance with this Agreement, then prior to taking any other action, the Company shall promptly notify RHG in writing of the objection and/or claim.  Each party shall promptly investigate the objection and/or claim and use their reasonable best efforts to obtain the relevant facts and if possible, resolve and/or correct the objection or claim.  If and to the extent possible, the parties shall execute a writing evidencing the resolution of such matter and the parties shall be bound thereby.  It is the intention of the parties to amicably resolve their disputes in rendering the Services hereunder.

Section 6.          Disclaimer; Limited Liability.

(a)       RHG makes no express or implied representations, warranties, or guarantees relating to the Services to be performed under this Agreement, including, without limitation, any warranty of merchantability or fitness for a particular purpose, except that RHG agrees that it shall provide the Services under this Agreement in a manner substantially consistent with past practice in a commercially reasonable manner using the same degree of care that RHG uses in the operation of its own business.

(b)       No party hereto or any of its Affiliates shall be liable, whether in negligence, breach of contract or otherwise, for any indirect, special, punitive, exemplary, incidental or consequential expenses, claims, losses or damages of any kind, including, without limitation, loss of profits or business interruption, arising out of or in connection with the rendering of any service hereunder or any failure to provide such service.

Section 7.          Term.  Except as otherwise set forth herein with respect to specific services, the term of this Agreement shall commence as of the date hereof and shall end twelve (12) months from the date hereof

Section 8.          Independent Contractor.  RHG shall stand in relationship to the Company with respect to the Services as an independent contractor retained by the Company to discharge certain responsibilities as set forth herein.  The Services shall not constitute or be construed as (i) a joint venture, partnership or lease between RHG and the Company with respect to each other’s business nor (ii) an equity interest of either party in the other’s business.  Employees of RHG who perform Services hereunder shall not be deemed employees of the Company.

Section 9.          Confidentiality.

(a)       All trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information) and any other non public information of or about the Company and its financial condition, business, assets and/or prospects furnished by the Company or its Representatives (as defined below), whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this Agreement as “Confidential Information.”  Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by RHG or its Representatives, (b) was available to RHG on a nonconfidential basis prior to its disclosure to RHG by the Company or its Representatives, or (c) becomes available to RHG on a nonconfidential basis from a person, other than the Company or any of its Representatives, who is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to the Company.  As used in this Agreement, the term “Representative” means, as to any person, such person's affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons.  As used in this letter agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

(b)       RHG shall keep strictly confidential all Confidential Information and will not, without express written authorization signed by an authorized officer of First Blush, use, sell, market or disclose any Confidential Information to any person for any purpose.  RHG shall be responsible for any breach of this Agreement by any of its Representatives and shall, at its sole expense, take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure of use of the Confidential Information. RHG shall immediately notify First Blush of any unauthorized disclosure and, without affecting First Blush’s rights as a result thereof, take all steps necessary to prevent further disclosure.

(c)       In the event that RHG is required by, law, regulation, legal process or regulatory authority to disclose any Confidential Information or any other information concerning the Company, RHG shall provide First Blush with prompt written notice of such request or requirement (to the extent not prohibited by law or legal process) in order to enable First Blush to seek an appropriate protective order or other remedy, to not object to First Blush's taking steps (at its sole expense) to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement.  If, in the absence of a protective order or other remedy or waiver of the terms of this letter agreement, RHG determines upon the opinion of its legal counsel that RHG or any Representative is required by, law, regulation, legal process or regulatory authority to disclose any Confidential Information or other information concerning the Company, RHG or such Representative may disclose only such Confidential Information or other information as must be disclosed by law, regulation, legal process or regulatory authority and shall exercise reasonable efforts to obtain assurances that such Confidential Information or other information will be accorded confidential treatment.

Section 10.        Force Majeure.  The obligations of RHG to provide the Services shall be suspended during the period and to the extent that RHG is prevented from complying therewith by any of the following causes beyond its reasonable control:  (a) acts of God, (b) weather, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) governmental laws, orders or restrictions, (e) actions, embargoes or blockades in effect on or after the date of this Agreement, (f) action by any regulatory authority, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, or (i) national or international acts of terrorism.  In such event, RHG shall, within forty-eight (48) hours after learning of such event and ascertaining that it has affected or will affect its performance hereunder, notify First Blush in writing stating the date and extent of such suspension and the cause thereof.  RHG shall use commercially reasonable efforts to cure or remedy such cause of non-performance in a timely manner and shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

Section 11.        Applicable Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed under the laws of the State of California (without regard to the conflict of law principles thereof).  Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum.  Each of the parties hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Transition Services Agreement and the transactions contemplated hereby and thereby.

Section 12.       Execution in Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Section 13.        Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier and (v) if given by electronic mail, then upon transmission thereof.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to First Blush:

First Blush Brands, Inc.
9595 Wilshire Boulevard, Suite 900
Beverly Hills, CA 90212
Attn:  Barrett Carrere, Chief Financial Officer
Fax:  (310) 861- 0840

With a copy to:

Blank Rome LLP
405 Lexington Ave.
New York, NY 10174
Attn: Pamela E. Flaherty, Esq.
Fax: (212) 885-5000

If to RHG:

Rose Hill Gardens LLC
P.O. Box 5490
Santa Barbara, CA  93150
Attn: Victoria Briggs, Manager
Fax: (805) 969-8709

With a copy to:

[_______]

Section 14.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 15.       Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, shall confer unto any person other than the parties hereto or their respective successors and assigns any right, obligation, remedy or benefit hereunder.

Section 16.       Amendments, Supplements, Etc.  This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by First Blush and RHG to be necessary, desirable or expedient to further the purposes of this Transition Services Agreement or to clarify the intention of the parties hereto.

Section 17.        Titles and Headings.  Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST BLUSH BRANDS, INC.

By:	/s/ Barrett Carrere
Name: Barrett Carrere
Title: Chief Financial Officer

ROSE HILL GARDENS LLC

By:	/s/ Victoria Briggs
Name: Victoria Briggs
Title: Manager

Exhibit 10.1

Schedule A

Services

RHG shall provide to the Company the following services:

1.	Sales and marketing support
2.	Fulfillment
3.	Production management
4.	Customer Service
5.	Strategic Planning
6.	Acquisition targeting
7.	Advice concerning structure and negotiations of acquisitions and financing transactions